Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

Virginia Financial Group Announces Dividend Increase

CULPEPER, VA, April 22, 2005 — Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that it’s Board of Directors has declared a quarterly dividend of $.21 per share, a 10.5% increase from the quarterly dividend paid in May 2004, and a 5.0% increase from the February 2005 dividend paid. The dividend is payable on May 25, 2005 to shareholders of record as of May 2, 2005.

Virginia Financial Group is one of the largest Virginia based community bank holding companies. It is the parent company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management services via its trust company affiliate. The organization maintains a network of thirty-five branches serving Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets, and loan production offices located in Charlottesville and Lynchburg.

Statements that may be made in this release relating to the company’s future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the US Government including policies of the US Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company’s market area, and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein. Please refer to Virginia Financial Group’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.